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                                  EXHIBIT 99.1


FOR IMMEDIATE RELEASE


                   GEON, ICI FORM AUSTRALIAN PVC JOINT VENTURE

CLEVELAND, OHIO - MAY 21, 1997 -- The Geon Company (NYSE: GON) today announced a joint venture, merging Geon's and ICI Australia Limited's Australian polyvinyl chloride (PVC) operations.

The joint venture, which will be known as Australian Vinyls Corporation Limited, will have a combined PVC capacity of about 500 million pounds per year. The agreement is subject to certain contingencies including governmental review and approval.

 "As a result of merging these two businesses, we expect to create an Australian company that will be globally competitive," said William F. Patient, Geon chairman, president and chief executive officer. "The cost efficiencies to be gained will enable the joint venture to also offer an improved level of product and service to all Australian customers."

ICI Australia's managing director, Warren Haynes, welcomed the birth of the new entity. "This is a further step in ensuring that we have a world-competitive Australian vinyls business," he said. "It is completely compatible with our vision of matching it against increasingly tough world-scale competitors."

The Geon Company is one of the largest suppliers of PVC resins in North America and is the world's largest provider of PVC compounds. Headquartered in Avon Lake, Ohio, The Geon Company and its subsidiaries have manufacturing plants in the United States, Canada and Australia and joint ventures in Europe and Southeast Asia.

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                                        Contact: Dennis Cocco
                                        Director of Corporate & Investor Affairs
                                        (216) 930-1538